Exhibit 5.1

Holland & Hart LLP

January 20, 2009

China Valves Technology, Inc.
No. 93 West Xinsong Road
Kaifeng City, Henan Province, PRC 475002

Re:   Registration Statement on Form S-1/A

Ladies and Gentlemen:

We are acting as special Nevada counsel for China Valves Technology, Inc., a Nevada corporation (the “Company”), and have examined Amendment No. 1 on Form S-1/A (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of up to 18,053,020 shares of Common Stock, par value $0.001 per share (the “Common Stock”) of the Company, 1,274,497 shares of which are issuable upon exercise of warrants issuable to the Company’s placement agents and service providers (the “Warrants”).

We have reviewed and are familiar with (a) the Company’s Articles of Incorporation, as amended, and Bylaws certified to us by the Company, (b) a certificate of an officer of the Company representing certain matters in connection with the issuance of the Common Stock and the Warrants, which representations we have assumed the validity of and relied on, and (c) such other matters as we have deemed necessary for this opinion.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold in the manner referred to in the Registration Statement will be legally and validly issued, fully paid and nonassessable, and to the extent issuable upon exercise of the Warrants, when issued in accordance with the exercise provisions of such Warrants and on the substantive terms approved by the Board of Directors, will be duly authorized and legally issued by the Company and fully paid and nonassessable. This opinion is limited to matters governed by the laws of the State of Nevada.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Holland & Hart LLP